Exhibit 99.1

Midas Reports First Quarter Earnings of $0.09 Per Diluted Share and Net Cash Provided by Operating Activities of $0.50 Per Share; Raises 2008 Guidance to Reflect SpeeDee Acquisition

ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE: MDS) reported net earnings of $1.3 million—or $0.09 per diluted share—for the first quarter ended March 29, 2008, compared to $2.2 million—or $0.14 per diluted share—in the first quarter of 2007. Both the 2008 and 2007 results include $0.02 per diluted share for special items.

Revenues for the quarter increased 8.5 percent to $44.8 million. Operating income declined $1.7 million to $4.1 million in 2008 from $5.8 million last year.

“The $1.7 million decline in operating income primarily resulted from the expected $1.1 million reduction in European royalties, increased spending to accelerate the transition of shops to new franchisees, a shortfall in U.S. franchising income and the timing of real estate sales gains,” Alan D. Feldman, Midas’ chairman and chief executive officer, said. “These declines were partially offset by significant reductions in corporate expenses and strong retail performance in Canada.”

The company said that its increased emphasis on transitioning shops to new franchisees led to a 50 percent increase in shop transitions to 38 during the first quarter of 2008 from 25 a year ago.

“New franchisees continue to drive outstanding sales growth, with comparable shop retail sales at the 57 shops sold to new franchisees over the past year up 18.5 percent in the first quarter and up 14.7 percent over the past 12 months,” Feldman said. “We believe accelerating franchisee transitions where appropriate is a wise investment for the long-term health of the Midas system.”

To support this increase in transition activity, the company spent an incremental $400,000 for short-term lease costs to preserve shop sites, $300,000 to prepare shops for re-franchising and $100,000 to increase franchisee recruitment. The company also incurred $300,000 in operating losses and additional overhead to oversee the company-operated shops purchased from franchisees in the past six months. These increased costs related to transitions should result in improved profitability in the future as these shops are re-franchised.

“The challenging retail sales and economic environment in the U.S. had a negative effect on our results that was partially offset by strong performance in Canada, resulting in a $300,000 reduction in the year-over-year operating income in our North American franchise business,” Feldman said.

“Importantly, we were able to completely offset the entire $1.1 million decline in European royalties that resulted from the scheduled change in the license agreement from a fixed fee to a variable payment based on a percentage of sales,” said Feldman. “We accomplished this through our planned reductions in corporate expenses and improved profitability of our R.O. Writer software and wholesale businesses.”

In addition, gains from the sale of real estate were $200,000 lower in the first quarter this year than in 2007. The 2008 gains are not expected until later this year.

Retail Sales Results Mixed

System-wide comparable shop retail sales in the United States were down 1.6 percent. The decline in retail sales was caused by significant declines in the Southeast and the West, the same regions hit hardest by the current weak real estate and consumer credit markets. The remaining U.S. regions had positive comparable shop sales, including the Northeast and the North Central which were both up more than three percent.

Retail sales at Midas shops in Canada, which has not experienced similar major housing and credit issues, were positive in all geographic regions. Overall comparable shop sales in Canada were up 7.8 percent.

“We continue to see strong sales increases in our new categories of tires and maintenance, which are helping to offset the decline in brakes” Feldman said.

“Comparable shop tire sales increased by 18 percent in the U.S., while oil changes were up 10 percent and brake sales were down nine percent. The launch of our new SecureStop brake service did not occur until late February and, therefore, had limited effect on our first quarter results. Preliminary results show positive U.S. comparable shop sales in April and improved fundamental brand measures in the first quarter,” he said.

Strong Cash Flow Continues

Selected Cash Flow Information ($ in millions	Q1	Q1
except per share)	2008	2007

Cash provided by operating activities before cash
outlays for business transformation costs and net
changes in assets and liabilities	$6.5	$7.8
Cash outlays for business transformation costs	(0.2)	(1.5)
Net changes in assets and liabilities	0.6	(3.0)
Net cash provided by operating activities	$6.9	$3.3
Net cash provided by operating activities
per diluted share	$0.50	$0.22

Capital investments	$(1.9)	$(0.4)
Net borrowings (retirements) of long-term debt
and leases	(4.1)	5.4
Cash paid for treasury shares	-	(7.0)

Net cash provided by operating activities was $6.9 million—or $0.50 per diluted share— in the first quarter, compared to $3.3 million—or $0.22 per diluted share— in the first quarter of last year. Lower cash outlays for business transformation costs, combined with positive cash flow from changes in assets and liabilities, more than offset the decline in net income.

The company spent $1.9 million on capital investments during the quarter, including $0.8 million for real estate and $0.5 million for company shop equipment. No shares were repurchased during the quarter in anticipation of the $20.8 million acquisition of SpeeDee Oil Change on March 30.

SpeeDee Update

As previously announced, the company completed the acquisition of the assets of G.C. & K.B. Investments, Inc., and its affiliated entities that franchise or sub-franchise 181 SpeeDee quick-lube and automotive maintenance shops in the United States and Mexico on March 30, 2008. Midas and SpeeDee management have spent the subsequent weeks meeting with most SpeeDee franchisees across the U.S. to explain the benefits of the acquisition and to outline the company’s co-branding vision. At the same time company management met with Midas franchisees in areas where SpeeDee has a presence.

“SpeeDee franchisees are enthusiastic about becoming part of the Midas system and adding Midas services to their shops,” said Feldman.

“Midas franchisees also are enthusiastic about the potential benefit of co-branding in which the SpeeDee business could be added to existing Midas shops to improve Midas’ recognition as a destination for oil changes and maintenance services,” he said.

Feldman said the addition of the SpeeDee oil change business complements the current Midas business model and will accelerate the growth of the Midas system.

“We will pursue a co-branding strategy that will add Midas-branded repair services to existing SpeeDee locations and we will test adding SpeeDee-branded quick-lube services to Midas shops where there are not shop conflicts,” he said.

Midas expects to initiate the co-branding test program during the second half of the year.

SpeeDee’s results will be included in Midas’ financial results beginning in the second quarter.

First Quarter Results

Total sales and revenues for the first quarter were $44.8 million, compared to $41.3 million last year.

Midas’ franchising revenues were $13.3 million for the quarter, down from $14.7 million in 2007. Approximately $1.1 million of this decline was due to the scheduled change in the Midas Europe license fees from a fixed amount to a variable payment based on a percentage of retail sales, while the balance was due to the elimination of royalties from company shops that were previously franchised.

Real estate revenues were $8.7 million compared to $9.0 million last year as a result of more company-operated shops.

Revenues from retail sales at company shops were $14.9 million during the quarter, up from $9.5 million in 2007. The increase is the result of operating an additional 34 company shops in the first quarter of 2008 compared to last year.

Replacement part sales and product royalties were $6.7 million, down from $7.0 million a year ago. The entire decline is due to the change in the U.S. warranty program whereby Midas no longer receives product royalties from its vendors. This warranty change resulted in a $0.9 million reduction in product royalties which was offset by a $0.6 million increase in the sale of tires, oil and batteries. This change in the warranty program also resulted in a $0.9 million reduction in warranty expense.

Revenues from the R.O. Writer software business were $1.2 million in the first quarter, compared to $1.1 million last year.

The company’s first quarter operating income was $4.1 million, compared to $5.8 million for the same period a year ago.

Interest expense for the quarter was $2.2 million, even with 2007. The company’s bank debt was $72.6 million at the end of the first quarter, down from $76.3 million at the end of 2007.

The company did not repurchase any of its shares during the first quarter in anticipation of the acquisition of the SpeeDee Oil Change business. Midas financed the $20.8 million SpeeDee purchase price through its existing credit facility.

Midas recorded income tax expense of $0.8 million during the first quarter, compared to $1.5 million in the first quarter of 2007. The company does not pay a significant amount of cash income taxes because of net operating loss carry forwards of approximately $88 million from previous years.

2008 Outlook

Midas is increasing its previous 2008 full-year guidance to account for the acquisition of SpeeDee. Full year revenues are now expected to be approximately $193 million compared to the previous estimate of $190 million.

Operating income is expected to be approximately $1.5 million higher than the previous range of $27 to $29 million, excluding an estimated $1.5 million in business transformation costs related to the completion of the company’s shop re-imaging program.

Midas now expects cash flow from operating activities of between $32 and $34 million in 2008—after providing for changes in working capital.

Midas intends to use this cash flow to pay down debt related to the SpeeDee acquisition, to repurchase shares and to fund opportunistic acquisitions and new shop growth.

The company expects full-year interest expense of $10.0 million, an increase of $0.5 million related to funding the SpeeDee acquisition. Midas expects capital spending of approximately $6.0 million.

“During the first quarter, we moved aggressively to implement three major initiatives, which will position Midas for ongoing growth. The launch of our SecureStop brake service will elevate and differentiate the Midas brand in this critical category,” Feldman said. “The acceleration of franchisee transitions will bring fresh energy and incremental sales results as we implement our total car care model. And, our acquisition of SpeeDee Oil Change will allow us to expand the Midas system as well as accelerate our push in the maintenance category.”

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 17 countries, including more than 1,700 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 181 auto service centers in the United States and Mexico.

NON-GAAP MEASURES

The company presents “net cash provided by operating activities per diluted share”, which is a non-GAAP measure. The company believes that presenting “net cash provided by operating activities per diluted share” enhances our investors' overall understanding of the how the company’s significant net operating loss carry-forward and other non-cash expenses cause the company’s cash flow to differ from its earnings in any particular period.

Although Midas believes the non-GAAP financial measures enhance an investors' understanding of our performance, company management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures the company uses may not be consistent with the presentation of similar companies in the industry.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter
	ended fiscal March
	2008	2007
	(13 weeks)	(13 weeks)

Sales and revenues:
Franchise royalties and license fees	$13.3	$14.7
Real estate revenues from franchised shops	8.7	9.0
Company-operated shop retail sales	14.9	9.5
Replacement part sales and product royalties	6.7	7.0
Software sales and maintenance revenue	1.2	1.1
Total sales and revenues	44.8	41.3
Operating costs and expenses:
Franchised shops – occupancy expenses	5.8	5.5
Company-operated shop parts cost of sales	3.8	2.3
Company-operated shop payroll and employee benefits	6.2	3.9
Company-operated shop occupancy and other operating expenses	5.0	3.1
Replacement part cost of sales	6.1	5.5
Warranty expense	0.1	1.1
Selling, general, and administrative expenses	13.2	13.6
Loss on sale of assets	0.3	--
Business transformation charges	0.2	0.5
Total operating costs and expenses	40.7	35.5

Operating income	4.1	5.8

Interest expense	(2.2)	(2.2)
Other income, net	0.2	0.1

Income before income taxes	2.1	3.7
Income tax expense	0.8	1.5

Net income	$1.3	$2.2

Earnings per share:
Basic	$0.10	$0.15
Diluted	$0.09	$0.14

Average number of shares:
Common shares outstanding	13.3	14.4
Common stock warrants	0.1	0.1
Shares applicable to basic earnings	13.4	14.5
Equivalent shares on outstanding stock awards	0.5	0.5
Shares applicable to diluted earnings	13.9	15.0

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	March	December
	2008	2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2.2	$1.3
Receivables, net	28.0	29.3
Inventories	3.5	3.2
Deferred income taxes	12.3	12.4
Prepaid assets	3.9	3.9
Other current assets	2.5	3.9
Total current assets	52.4	54.0
Property and equipment, net	95.9	96.6
Goodwill and other intangible assets, net	14.6	14.0
Deferred income taxes	40.2	41.2
Other assets	9.9	10.8
Total assets	$213.0	$216.6

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.7	$1.7
Current portion of accrued warranty	3.4	3.5
Accounts payable	17.4	16.8
Accrued expenses	21.4	23.4
Total current liabilities	43.9	45.4
Long-term debt	72.6	76.3
Obligations under capital leases	2.1	2.2
Finance lease obligation	32.6	32.9
Accrued warranty	20.2	21.3
Other liabilities	8.8	6.9
Total liabilities	180.2	185.0

Temporary equity:
Non-vested restricted stock subject to redemption	4.6	4.4

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	9.5	8.8
Treasury stock, at cost (3.9 million shares)	(80.8)	(81.0)
Retained income	103.7	102.4
Accumulated other comprehensive loss	(4.2)	(3.0)
Total shareholders’ equity	28.2	27.2
Total liabilities and shareholders’ equity	$213.0	$216.6

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016